Exhibit 10.6

CREDIT UNDERWRITING SERVICES AGREEMENT

BY AND BETWEEN

ENOVA INTERNATIONAL, INC.

AND

CASH AMERICA INTERNATIONAL, INC.

Dated as of                 , 2012

CREDIT UNDERWRITING SERVICES AGREEMENT

This CREDIT UNDERWRITING SERVICES AGREEMENT (the “Agreement”) is made and entered into to be effective as of                 , 2012 (the “Effective Date”) by and between ENOVA INTERNATIONAL, INC., a Delaware corporation (“Enova International”), and CASH AMERICA INTERNATIONAL, INC., a Texas corporation (“Parent”). Each of Enova International and Parent is referred to as a “Party” and, together, as the “Parties.”

Recitals

WHEREAS, Enova International and its subsidiaries (collectively, “Enova”) previously developed a credit decisioning and credit underwriting model (as more particularly described in Section 1(a)) for Parent and its subsidiaries and affiliates other than Enova (collectively, “Cash America”) using proprietary loan performance and profitability data of Cash America customers, which is unique to Cash America, for the purpose of evaluating applications for consumer credit (the “Credit Underwriting Model”);

WHEREAS, Enova has developed a proprietary credit amount model that provides an amount of approved credit for a credit applicant (“Credit Amount Model”; together with the Credit Underwriting Model, collectively, the “Credit Model”);

WHEREAS, the Credit Underwriting Model contains the Enova Proprietary Variables (as defined in Section 1(c)), which are owned solely by Enova;

WHEREAS, Enova has developed a proprietary software platform that implements the Credit Model, which includes computer system architecture and specifications, operating systems, programming languages, programming code, compiled software, software architecture and specifications, software design and development plans and materials, methodologies, processes, and interfaces (run-time system libraries, graphical user interfaces and application programming interfaces) (collectively, the “Enova Platform”);

WHEREAS, the Cash America subsidiaries and affiliates act as direct lenders and credit services organizations for consumer loans throughout the United States, which include small-dollar consumer loans, and unsecured installment loans whose original loan application is processed through the Credit Model (collectively referred to as the “Loans”), and the term “Loan” shall expressly exclude any installment loans secured by a security interest in a motor vehicle;

WHEREAS, Cash America desires to grant Enova access to the Credit Underwriting Model for the purpose of managing the Credit Underwriting Model for the benefit of Cash America;

WHEREAS, Enova desires to grant Cash America limited licenses to use the Credit Amount Model, the Enova Proprietary Variables and the Enova Platform for the purpose of implementing and utilizing the Credit Underwriting Model in order to process Loan applications;

WHEREAS, Parent is the holder of all of the equity interests in Enova International;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Enova International have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”), and the other Transaction Agreements (as defined in the Separation Agreement);

WHEREAS, promptly following the execution of this Agreement and the other Transaction Agreements, Enova International will undertake an initial public offering (the “IPO”) of its common stock;

WHEREAS, immediately following consummation of the IPO, Parent will own at least 50% of the Enova Common Stock;

WHEREAS, as of the date hereof it is the intention, but not the obligation, of Parent and Enova International to sell or issue, as applicable, additional shares of Enova Common Stock at an undetermined future date or dates in one or more transactions such that Parent would thereafter own less than 50% of the Enova Common Stock;

WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth the terms, conditions, and agreements between them relating to the Credit Model and the Enova Platform; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I of the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Parties hereby agree as follows:

1. Access to the Credit Underwriting Model; Licenses. Subject to the following provisions, Cash America agrees to provide Enova access to the Credit Underwriting Model during the term of this Agreement in order for Enova to provide the Underwriting Services (as defined in Section 2(a) to Cash America, in order for such system (i) to analyze the creditworthiness of consumers who have submitted an application for a Loan and (ii) to evaluate the ability of such consumer applicants to repay such Loan.

(a) Credit Underwriting Model; Information Provided to Cash America. The Credit Underwriting Model is a consumer credit underwriting model that utilizes the consumer information provided by Cash America. Upon processing a consumer credit application with the Enova Platform, Enova shall ensure that the Credit Underwriting Model provides Cash America through the Enova Platform with the following information relating to the applicant (unless otherwise agreed to by the Parties in writing):

(i)	a unique customer application/loan-tracking number, which is to be generated by the Credit Underwriting Model;

(ii)	an applicant credit ranking, as established by Enova using a unique ranking criteria; and

(iii)	a recommendation of whether the applicant should be “approved” or “declined” credit based on the credit request submitted by Cash America.

Pursuant to this Agreement, Enova shall have the ability to revise the unique credit ranking criteria, as mentioned in Section 1(a)(ii), with at least 30 days prior notice to Cash America of such revisions or upon Cash America’s direction and approval. Enova shall ensure that all of the information in Section 1(a) is provided to Cash America within 30 seconds of the submission of the consumer credit inquiry. The Parties agree that Enova shall not be held responsible for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises for reasons beyond the reasonable control of Enova; provided, however, that Enova shall give prompt notice to Cash America of such delay. Enova shall use its best and reasonable efforts to avoid such causes of nonperformance and to deliver the services requested by Cash America hereunder.

(b) Credit Amount Model License. Enova hereby grants to Cash America, for the term of this Agreement, a restrictive, nonexclusive and nontransferable license under which Cash America may use the Credit Amount Model solely in connection with the Credit Model.

(c) Enova Proprietary Variables License. Enova hereby grants to Cash America, a perpetual, restrictive, nonexclusive and nontransferable license under which Cash America may use the Enova Proprietary Variables solely in connection with the Credit Underwriting Model, including Cash America’s use of the Credit Underwriting Model after the termination of this Agreement whether such use is on the Enova Platform or any other platform. For the purposes of this Agreement, the “Enova Proprietary Variables” shall be defined as the collection of certain proprietary, consumer variables that are utilized to predict consumer credit performance by an applicant. The Enova Proprietary Variables are derived using segmentation and/or a combination of different consumer attributes. The Enova Proprietary Variables are selected for the Credit Underwriting Model based on the predictability power of each such attribute in relation to the Cash America customer data as a whole.

(d) Enova Platform License. Enova hereby grants to Cash America, for the term of this Agreement, a restrictive, nonexclusive and nontransferable license under which Cash America may use the Enova Platform solely in connection with implementation of the Credit Underwriting Model.

(e) Use and Functioning of Credit Model. Cash America may provide Enova with certain information and guidance relating to the Loans that it wishes Enova to load into the Credit Model through the Enova Platform. In addition, if any regulatory agency requires Cash America to consider or analyze certain information as a part of its loan underwriting, Cash America shall provide notice of such regulatory requirements to Enova, and Enova agrees to incorporate such regulatory requirements into the Credit Model within the time period required by the regulatory agency, but in no case longer than 15 business days from Cash America’s notice of such requirement. Enova agrees to provide notice that such change has been implemented and the date such change will be utilized in the Credit Model. Enova agrees to also provide reasonable evidence to Cash America in order to satisfy the regulatory agency that the regulatory requirements were actually added to the underwriting analysis.

(f) Ownership and Control of Credit Underwriting Model. The Parties acknowledge and agree that the Credit Underwriting Model is owned and controlled by Cash America with the exception of the Enova Proprietary Variables owned solely by Enova. The Credit Underwriting Model (excluding the Enova Proprietary Variables) will at all times be under the ultimate control of Cash America, but Enova shall have certain administrative duties associated with the Credit Underwriting Model.

(g) Ownership and Control of Credit Amount Model. The Parties acknowledge and agree that the Credit Amount Model is owned and controlled by Enova.

(h) Ownership and Control of Enova Platform. The Parties acknowledge and agree that the Enova Platform is owned and controlled by Enova.

(i) Hosting Server for Credit Model. Enova agrees to provide a physical space within Enova’s operations center to house a Cash America-owned and supplied computer system and such other equipment as may be required and identified by the parties to operate the Credit Model through the Enova Platform (the “Cash America Server”). Enova also agrees to provide Cash America with limited physical access to the Cash America Server, and to provide a connection for the Cash America Server to the Internet using Enova’s public network connections. Upon termination of this Agreement, Enova agrees to return the Cash America Server to Cash America or to provide Cash America with access to the server for its removal.

2. Duties and Responsibilities of Parties.

(a) Duties and Responsibilities of Enova. Enova agrees that it shall be responsible for the provision of the following services relating to the Credit Model and Enova Platform (collectively referred to as the “Underwriting Services”):

(i)	Enova agrees to maintain the Credit Model and Enova Platform in accordance with the terms of this Agreement and the instructions provided by Cash America.

(ii)	Enova agrees to evaluate the effectiveness of the Credit Model and Enova Platform on a continuous basis during the term of this Agreement.

(iii)	Enova agrees to manage any desired changes to the Credit Model.

(iv)	Enova agrees to provide analytics relating to the Credit Model.

(v)	Enova agrees to host the Cash America server that is utilized to run the Credit Model on the Enova Platform.

(vi)	Enova agrees to provide any other services to Cash America as are set forth in this Agreement.

(b) Duties and Responsibilities of Cash America. Cash America agrees that it shall be responsible for the following obligations relating to the Credit Underwriting Model:

(i)	Loan Performance Data. For each unique Loan applicant whose loan application was processed through the Enova Platform that implements the Credit Underwriting Model, Cash America agrees, for the purpose of model validation and other permissible purposes, to provide Enova with the loan performance history of such Loan customer, including information on the payment history of the Loan, the date of any payments, information on any payments that are returned for non-payment, the reason for such returned payment, any outstanding balance on a Loan, and any other Loan performance information agreed to by the Parties. Cash America agrees to provide this loan performance history on a weekly basis, unless otherwise agreed to by the Parties. Enova agrees to use the Loan performance information to validate the analytics in the Credit Underwriting Model and to propose recommended changes to Cash America. If Cash America agrees to any changes to the Credit Underwriting Model, Enova agrees to implement the respective modifications to the model.

(ii)	Cash America agrees to pay the consideration as set forth in Section 3.

(iii)	Cash America agrees to any other obligations it has to Enova as set forth in this Agreement.

3. Consideration. In consideration for the Underwriting Services provided by Enova under this Agreement, Cash America agrees to pay Enova compensation to be calculated as follows:

(a)	Base Service Fee and Certain Cost Reimbursement. Cash America agrees to pay Enova an annual base service fee in an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Base Service Fee”), which shall be paid proportionately on a quarterly basis. In addition to the Base Service Fee, Cash America shall reimburse to Enova the actual direct out-of-pocket costs paid by Enova on Cash America’s behalf to third party credit data providers (such as vendors like TeleTrack, Inc. or Clarity Services, Inc.) to the extent of the actual costs of such provider’s data that is directly utilized in the Credit Model (“Credit Data Expense”); provided, however, that Cash America must have first preapproved the use of, and rates for, any of such credit data provider’s data to be utilized in the Credit Model. Cash America shall reimburse Enova for the Credit Data Expenses within thirty (30) days following Cash America’s receipt of an invoice therefore and any such invoice shall be submitted monthly following the month in which the Credit Data Expenses were occurred and shall include reasonable supporting documentation evidencing the actual usage of the credit data underlying such Credit Data Expenses.

(b)	Additional Compensation. In addition to the Base Service Fee, if the Net Annual Loan Fees (as defined below) exceed Twenty Five Million Dollars ($25,000,000) (the “Annual Threshold”), Cash America agrees to pay Enova an annual fee in an amount equal to one percent (1%) of such Net Annual Loan Fees (the “Additional Compensation”), which shall be calculated and paid on a quarterly basis.

For the purposes of this Agreement, the term “Net Annual Loan Fees” shall mean the Consumer Loan Fees (as defined below) but only as such fees related to a Loan whose application was processed through the Credit Model (including extensions of these loans) less (i) the Consumer Loan Loss Provision (as defined below) but only as such loan loss provision relates to a Loan whose application was processed through the Credit Model and (ii) any Credit Data Expenses and any costs or fees Cash America pays directly to a third party who provides services to or for the Credit Model.

For purposes of calculating the Net Annual Loan Fees, the Parties agree that “Consumer Loan Fees” shall mean the consumer loan fees related to any Loan whose application was processed through the Credit Model as such amounts are reported by Cash America in its most recently filed Form 10-Q or Form 10-K, with adjustment for any loans that are not processed through the Credit Model. For purposes of calculating the Net Annual Loan Fees, the Parties agree that “Consumer Loan Loss Provision” shall mean the consumer loan loss provision related to any Loan whose application was processed through the Credit Model as such amounts are reported by Cash America in its most recently filed Form 10-Q or Form 10-K, with adjustment for any loans that are not processed through the Credit Model. The methodology used to calculate the Consumer Loan Loss Provision shall be based on the same methodology in place as of the Effective Date. Therefore, if Cash America revises the methodology it uses to calculate its Consumer Loan Loss Provision after the Effective Date, then Cash America shall adjust the Consumer Loan Loss Provision amount for any changes in the calculation methodology.

The Base Service Fee and the Additional Compensation shall be paid quarterly on or before the last day of the month following the end of each calendar quarter. The Additional Compensation shall be calculated and based on the year-to-date amounts from its most recently filed Form 10-Q or Form 10-K as adjusted pursuant to this Section 3(b), less any Additional Compensation previously paid for that calendar year. The Parties acknowledge and agree that if the Effective Date occurs on any day other than January 1 of any particular year, then Enova shall only be entitled to (a) a proportionate share of the Base Service Fee based on the number of days remaining in the calendar year, and (b) Additional Compensation based on the Net Annual Fees generated from the first day of the first calendar quarter following the Effective Date through the end of the year in question with the Annual Threshold being prorated by the ratio of the number of days remaining in the calendar year following and including the first day of such calendar quarter over 365.

As an example, using amounts from the Cash America Form 10-Q for the nine months ended September 30, 2011, the Base Service Fee and the Additional Compensation for the third quarter of 2011 would have been calculated as follows:

Base Service Fee – 3rd Quarter only ($500,000 x 25%)			$125,000
Additional Compensation:
Consumer Loan Fees*	$85,832,000	**
Less: Consumer Loan Loss Provision*	$(15,452,000	)**
Credit Data Expenses#	$(750,000)

Net Annual Loan Fees (year to date)	$69,630,000

Additional Compensation (year to date) (1%)	$696,300

Less: Additional Compensation paid in previous quarters for year†	$(447,160)

Additional Compensation due for Q3			$249,140

Total Base Service Fee & Additional Compensation due for Q3			$374,140

*	Amounts from Form 10-Q for the period ending September 30, 2011.
#	Estimated for example purposes only (based on $250,000 per quarter)
**	For example purposes only, assume that this amount contains no amounts relating to any loan not processed through the Credit Model (e.g., any auto equity-type loan)
†	Estimated based on similar calculation of Additional Compensation using 6/30/11 amounts.

The Parties agree that the consideration calculations as set forth in this Section 3 shall remain in effect for at least three years from the Effective Date, unless otherwise agreed to in writing by both parties.

(c) Audit Rights. Cash America shall maintain books of account with respect to its calculation of Additional Compensation. Enova shall maintain books of account with respect to its calculation of Credit Data Expenses. A party hereto (the “reviewing party”) shall have the right, not more than once during each calendar year, to have an independent third party selected and retained by the reviewing party to inspect and examine such books of the other party during regular business hours for the purpose of verifying the correctness of the Additional Compensation paid or the Credit Data Expenses, as the case may be. If such independent third party report shows any underpayment by Cash America, Cash America shall pay to Enova within thirty (30) days after Cash America’s receipt of such report, (a) the amount of such underpayment, and (b) if such underpayment exceeds five percent (5%) of the total amount owed for the period then being audited excluding underpayments for unbilled Credit Data Expenses, the reasonable fees and expenses of the independent third party performing the audit on behalf of the reviewing party. If such independent third party report shows any overpayment by Cash America, Enova shall remit to Cash America within thirty (30) days after Enova’s receipt of such report, the amount of such overpayment. Any audit or inspection conducted under this Agreement by the reviewing party or its agents or contractors will be subject to the confidentiality provisions of this Agreement, and the reviewing party will be responsible for compliance with such confidentiality provisions by such agents or contractors.

4. Representations and Warranties of Enova.

(a) Enova represents and warrants to Cash America that it has the full power and authority to execute and deliver this Agreement, to perform all of its obligations under this Agreement and any other agreement which must be executed related to this Agreement.

(b) Enova represents and warrants to Cash America that it is in good standing in the state, territory or other jurisdiction where incorporated, formed or organized.

(c) Enova represents and warrants to Cash America that it is in compliance with all applicable federal and state laws, rules, regulations, orders, judgments, and decrees, including, but not limited to, the Fair Credit Reporting Act (FCRA), the Gramm-Leach-Bliley Act, and the Equal Credit Opportunity Act (including Regulation

B promulgated thereunder), except for non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on or for Enova (as used herein, the term “Material Adverse Effect” means a material adverse effect on (i) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Party in question, taken as a whole, (ii) the ability of the Party in question to perform its obligations in all material respects herein, or (iii) the validity or enforceability of this Agreement).

(d) Enova represents and warrants to Cash America that it has all licenses, permits, consents and approvals required to be obtained by it from any regulatory agency exercising its authority over Enova in order for it to lawfully conduct its business, to perform its obligations hereunder and to receive the rights and benefits available to it hereunder, and it shall immediately remedy the suspension, termination or other loss of such licenses, permits, consents or approvals.

5. Representations and Warranties of Cash America.

(a) Cash America represents and warrants to Enova that it has the full power and authority to execute and deliver this Agreement, to perform all of its obligations under this Agreement and any other agreement which must be executed related to this Agreement.

(b) Cash America represents and warrants to Enova that it is in good standing in the state, territory or other jurisdiction where incorporated, formed or organized.

(c) Cash America represents and warrants to Enova that it is in compliance with all applicable federal and state laws, rules, regulations, orders, judgments, and decrees, including, but not limited to, the Fair Credit Reporting Act (FCRA), the Gramm-Leach-Bliley Act, and the Equal Credit Opportunity Act (including Regulation B promulgated thereunder), except for non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on or for Cash America.

(d) Cash America represents and warrants to Enova that it has all licenses, permits, consents and approvals required to be obtained by it from any regulatory agency exercising its authority over Cash America in order for it to lawfully conduct its business, to perform its obligations hereunder and to receive the rights and benefits available to it hereunder, and it shall immediately remedy the suspension, termination or other loss of such licenses, permits, consents or approvals.

6. Covenants of the Parties. Each Party covenants with the other Party as follows:

(a) Each Party agrees that any litigation or court proceedings filed against any Party relating to the Credit Model or this Agreement will be immediately reported to the other Party. Such report shall include a copy of the court papers or proceedings and the name and address of the Party’s counsel handling the matter.

(b) Each Party agrees that, to the extent permitted by law, any communication or document received from a regulatory authority relating to the Credit Model or this Agreement will be immediately reported to the other Party. Such report shall include a copy of the communication or document and the name and address of the counsel, if any, handling the matter.

(c) Each Party agrees to maintain any and all licenses and registrations that is or may be required by any federal, state, or local regulatory agency with authority over any Party.

(d) Each Party agrees that it will comply with all applicable federal and state laws, rules, regulations, orders, judgments, and decrees of any state or federal regulatory agency exercising its authority over the Parties as related to this Agreement, including, but not limited to, the Fair Credit Reporting Act (FCRA), the Gramm-Leach-Bliley Act, and the Equal Credit Opportunity Act (including Regulation B promulgated thereunder) , except if non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) In providing the Underwriting Services, Enova agrees to manage the Credit Model in compliance with all federal and state nondiscrimination laws, rules, and regulations applicable to the performance by Enova of its obligations hereunder, including, but not limited to, the requirements of the Equal Credit Opportunity Act and its implementing Regulation B. In addition, Enova agrees to conduct annual discrimination testing of the Credit Model which testing is designed to ensure that the Credit Model is not violative of any applicable law or regulation and that there is no pattern or practice of discrimination against applicants seeking consumer credit resulting from factors used in the Credit Model. Enova shall provide to Cash America a certificate of compliance or other such evidence of Enova’s compliance with such discrimination laws, and Enova shall provide such evidence of compliance to Cash America on an annual basis, within 10 days after Enova receives such compliance results.

(f) Enova agrees not to change the decision process or any other feature of the Credit Underwriting Model without prior, written consent of Cash America.

(g) Enova agrees to process application data received from Cash America through the Credit Model in the manner in which Enova processes its own data through its own credit underwriting model.

(h) Enova also acknowledges and agrees that the Credit Underwriting Model (excluding the Enova Proprietary Variables) is a confidential and proprietary model owned by Cash America. Therefore, Enova agrees that it will not utilize or market the Credit Underwriting Model (excluding the Enova Proprietary Variables) to any third-party not associated with Cash America.

(i) Enova agrees to minimize any interruption of the Underwriting Services and provide Cash America with reasonable advance notice of any planned or foreseen interruption to the Underwriting Services.

(j) Cash America agrees to clearly and accurately disclose to the consumer any information as required under Section 615(b) of the FCRA and Enova will provide Cash America with all such required information to the extent it is in Enova’s possession and requested by Cash America.

(k) Cash America agrees to clearly and conspicuously disclose to the consumer that information relating to the consumer, as referenced under and in compliance with Section 603(d)(2)(A)(iii) of the FCRA, may be communicated or shared between Cash America and Enova.

(l) Enova shall not use any third party credit data provider’s data in the Credit Model unless Cash America has given its prior consent to such usage and to the proposed rates and fees to be charged by such data provider in connection with its services to be used for the Credit Model. Enova agrees that any such third party data provider shall be a vendor of Enova pursuant to a contract between Enova and such third party and that Enova shall be solely responsible for the performance of such third party under such contract and for Enova’s obligations and responsibilities under any such contract with such third party. Notwithstanding the foregoing, Cash America hereby approves the third party credit data providers providing data used in the Credit Model as of the Effective Date and the rates and fees such providers are charging for such data services as of the Effective Date.

7. Scope of Relationship. The Parties agree that the relationship established by this Agreement is non-exclusive.

8. Confidential Information. In performing their respective obligations pursuant to this Agreement, each Party may have access to and receive disclosure of certain confidential information about the other Party or Parties, including, without limitation, the names and addresses of a Party’s customers or members, marketing plans and objectives, research and test results, customer Loan performance, pricing policies and practices, computer software (including programs, source code, record layouts, and report formats), know-how, processes and methods, and other information which is confidential and the property of the Party disclosing the information (“Confidential Information”). Confidential Information of a Party hereto shall not include information in the public domain or information that is independently developed by the other Party hereto. Each Party agrees that it shall use the Confidential Information of the other party only in the performance of its respective obligations under this Agreement. Each Party shall receive the Confidential Information of the other party in confidence and shall not disclose such Confidential Information to any third party, except as may be permitted hereunder, or as may be necessary to perform its obligations hereunder so long as the Party desiring to disclose the other Party’s Confidential Information notifies such other Party of its intent to do so and gives such other Party a reasonable opportunity to object to such disclosure. In the event that either Party (the “Restricted Party”) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, such Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished as a Restricted Party would reasonably exercise in assuring the confidentiality of any of its own confidential information. Upon request or upon any expiration or termination of this Agreement, each Party hereto shall return to the disclosing Party or destroy (as the latter may instruct) all of the latter’s Confidential Information in the former’s possession which is in any written or other recorded form, including data stored in any computer medium.

9. Relationship of Parties.

(a) Cash America and Enova agree that they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Enova and Cash America to be treated as partners, joint venturers, joint associates for profit or otherwise be deemed to create a relationship of agent and principal.

(b) Neither Party shall have any authority to bind the other Party to any agreement except to the extent expressly permitted herein or except as may be expressly provided in any of the other Transaction Agreements. Except as expressly set forth in this Agreement to the contrary, no actions or failure to act on the part of either Party hereto shall be construed to imply the existence of any authority not expressly granted herein.

(c) Cash America and Enova acknowledge and agree that, based on the services to be provided by Enova to Cash America under this Agreement, it is their reasonable understanding and belief that Enova should not be deemed to be a “consumer reporting agency,” as set forth in the FCRA. If it is later determined that Enova is deemed to be a consumer reporting agency, then the Parties agree to reasonably cooperate with the other Party relating to any FCRA compliance issues.

10. Intellectual Property.

(a) Enova acknowledges that the Credit Underwriting Model (excluding the Enova Proprietary Variables) is the property of Cash America. Cash America acknowledges that the Credit Amount Model, the Enova Proprietary Variables and the Enova Platform are the property of Enova.

(b) The Parties shall not use, or permit their respective employees, agents and subcontractors to use, the trademarks, service marks, logos, names, or any other proprietary designations of the other Party or its affiliates, whether registered or unregistered, without such other Party’s prior, written consent, and the Parties agree that such consent will not be unreasonably withheld.

(c) Cash America acknowledges that Enova owns and continues to develop other credit underwriting models, which include many of the same analyses, variables and criteria as the Credit Underwriting Model (collectively, the “Enova Credit Underwriting Models”). Nothing herein shall affect Enova’s ownership rights of the Enova Credit Underwriting Models or its rights to sell, license, copyright or use for any purpose the Enova Credit Underwriting Models.

11. Indemnification.

(a) Indemnification by Enova. Enova agrees to indemnify, defend and hold Cash America and its partners, officers, directors, shareholders, employees and affiliates harmless from and against any and all claims, proceedings, demands, liabilities, losses, penalties, fines, judgments, damages or expenses (including, without limitation, legal fees, court costs, accounting fees and class action costs) (collectively, “Claims”) brought against any of them (collectively, “Cash America Claims”) as a result of: (i) any misrepresentation, breach of representation or warranty, or failure to fulfill a covenant of this Agreement on the part of Enova, excluding instances where Enova was acting under the direction of Cash America; or (ii) any Claims brought by any third party against Cash America resulting from any allegation or claim that the Credit Underwriting Model, the Credit Amount Model, the Enova Proprietary Variables, the Enova Platform or any of the Underwriting Services infringes upon any United States patent or any copyright or misappropriates trade secret rights of a third party; provided that Cash America gives Enova prompt notice of any such Cash America Claim. Enova has sole control of the defense and all related settlement negotiations with respect to any such Cash America Claim; provided further, however, that Cash America, at Enova’s reasonable expense, shall provide Enova with reasonable and prompt assistance and information in connection with such defense. Settlement of a Cash America Claim by Cash America without

Enova’s prior written consent shall release Enova from the indemnity as to the Cash America Claim so settled. Enova’s indemnity obligations under this Section 11(a) shall not apply to the extent the Cash America Claim arises out of or is connected with Cash America’s negligence or intentional misconduct. Enova shall not have the right to consent to entry of any judgment or enter into any settlement of any third party Cash America Claim without the consent of Cash America if the effect thereof is to permit any injunction, declaratory judgment, other order, or other monetary or nonmonetary relief to be entered, directly or indirectly, against Cash America.

(b) Indemnification by Cash America. Cash America agrees to indemnify, defend and hold Enova and its partners, officers, directors, shareholders, employees and affiliates harmless from and against any and all Claims brought against any of them (collectively, “Enova Claims”) as a result of: any misrepresentation, breach of representation or warranty, or failure to fulfill a covenant of this Agreement on the part of Cash America, excluding instances where Cash America was acting under the direction of Enova; provided that Enova gives Cash America prompt notice of any such Enova Claim. Cash America has sole control of the defense and all related settlement negotiations with respect to any such Enova Claim; provided further, however, that Enova, at Cash America’s reasonable expense, shall provide Cash America with reasonable and prompt assistance and information in connection with such defense. Settlement of an Enova Claim by Enova without Cash America’s prior written consent shall release Cash America from the indemnity as to the Enova Claim so settled. Cash America’s indemnity obligations under this Section 11(b) shall not apply to the extent the Enova Claim arises out of or is connected with Enova’s negligence or intentional misconduct. Cash America shall not have the right to consent to entry of any judgment or enter into any settlement of any third party Enova Claim without the consent of Enova if the effect thereof is to permit any injunction, declaratory judgment, other order, or other monetary or nonmonetary relief to be entered, directly or indirectly, against Enova.

12. Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed and performed in accordance with the laws of the State of Texas, without reference to Texas choice of law or conflicts of law rules.

(b) Dispute Resolution. All disputes and controversies which may arise out of or in connection with this Agreement and are not resolved through good faith negotiation shall be settled in accordance with the provisions of Article V of the Separation Agreement.

13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement, including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to a Section in this Agreement shall refer to a Section of this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the Parties (and, solely for purposes of Section 11, the indemnified parties) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, director, shareholder or third party service provider of Cash America or any employee, director, shareholder or third party service provider of Enova) other than the Parties.

14. Severability. If any term or other provision of this Agreement shall be determined by a court, Governmental Authority, or arbitrator to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

15. Successors and Third Parties. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns. The obligations, rights and benefits hereunder are specific to the Parties hereto and shall not be delegated or assigned without the prior written consent of the other Party, which shall not be unreasonably withheld. As a condition to an assignment of any obligations, rights or benefits hereunder, the assignee of such obligations, rights and benefits must agree to be bound by the terms of this Agreement pursuant to an assignment document executed by such assignee, in form and substance reasonably satisfactory to both Enova and Cash America. Other than those Persons entitled to indemnity under Section 11 there are no third party beneficiaries having rights under or with respect to this Agreement and nothing in this Agreement is intended to create or grant any right, privilege, or other benefit to or for any person or entity other than the Parties hereto except as expressly provided herein.

16. Notices. All notices, requests, and approvals required or permitted by this Agreement shall be in writing and addressed/directed to the other Party at the address/facsimile number below or at such other address of which the notifying Party hereafter receives notice in conformity with this Section 16. All such notices, requests, and approvals shall be deemed given upon the earlier of facsimile transmission or actual receipt thereof:

To ENOVA:	Enova International, Inc. 200 W. Jackson Blvd., Suite 2400 Chicago, IL 60606 Fax No.: (312) 212-1657 Attention: General Counsel

To CASH AMERICA:	Cash America International, Inc. 1600 W. 7th Street, 9th Floor Fort Worth, TX 76102 Fax No.: (817) 570-1647 Attention: General Counsel

17. Waiver. A provision of this Agreement may be waived only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy, or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

18. Counterparts. This Agreement may be executed and delivered by the Parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom such enforcement is sought. Delivery of a signature hereto by facsimile transmission or by e-mail transmission of a document in the form of an Adobe portable digital file (pdf) shall be as effective as delivery of a manually executed counterpart hereof, and any such facsimile or PDF signature shall be treated as an original signature to this Agreement.

19. Term of Agreement. This Agreement will commence as of the Effective Date and will continue in effect until the earlier of the 10th anniversary of the Effective Date or the date the Parties terminate this Agreement by mutual written agreement, or as otherwise provided in this Agreement. The Parties agree that either Party may terminate this Agreement pursuant to the provisions of Section 19(a) and (b).

(a) Termination Without Cause. Each Party shall have the right to terminate this Agreement immediately upon 180 days’ prior, written notice to the other Party.

(b) Termination Upon Default. Either Party shall have the right to terminate this Agreement upon the occurrence of one or more of the following events:

(i) failure by the other Party to observe or perform that Party’s obligations to the other Party or to comply with any provision of this Agreement, so long as the failure or nonperformance is not due to the actions of the terminating Party;

(ii) in the event any representation, warranty, statement or certificate furnished to either Party by the other Party in connection with this Agreement is materially false, misleading, or inaccurate as of the date made or delivered and the same results in a Material Adverse Effect on or for the terminating Party ;

(iii) in the event a Party (or an affiliate of such Party) defaults under any other agreement executed between the Parties (and/or any of their respective affiliates) and such default continues beyond any applicable notice and cure period provided for such default under such other agreement; or

(i) in the event that it is later determined by a regulatory agency that Enova is deemed to be a consumer reporting agency as a direct result of the existence of this Agreement and the relationship of the parties hereunder.

The Agreement may be terminated pursuant to Section 19(b)(i) or (ii) above only if the default continues for a period of thirty (30) days after the defaulting party receives written notice from the other party specifying the default in the case of a non-monetary default, or ten (10) days after the defaulting party receives written notice from the other party specifying the default in the case of a failure to pay any amount when due hereunder.

20. Disclaimer of Warranties. Due to the proprietary nature of the Credit Model or the Enova Platform, the Parties acknowledge and agree that Enova does not warrant the appropriateness or effectiveness of the Credit Model or the Enova Platform with respect to evaluating applications for the Loans. OTHER THAN THE COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, ENOVA DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CREDIT MODEL OR THE ENOVA PLATFORM IN ANY MANNER.

21. Further Assurances. From time to time, the Parties will execute and deliver to the other such additional documents and will provide such additional information as either may reasonably require in connection with carrying out the terms of this Agreement.

22. Amendments and Modifications; Entire Agreement. This Agreement and the other Transaction Agreements, and the exhibits and schedules referenced or attached hereto or thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof. To the extent any portion of this Agreement conflicts, or is inconsistent, with any other Transaction Agreement, this Agreement shall control; provided, however, that if there are any conflicting or inconsistent provisions in the Separation Agreement, the Separation Agreement shall control.

23. Amendment. This Agreement may be amended or modified only by a writing signed by duly authorized representatives of each Party and dated subsequent to the date hereof.

24. Force Majeure. Performance under this Agreement by either Party may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war (declared or undeclared), terrorism, civil commotion or civil unrest, riots, sabotage, compliance in good faith with any Law, unavailability of materials, unusually bad weather, interference by civil or military authorities or any other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”). The Party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration. Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended service or act. Without limiting the generality of Section 2, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

25. Survival. The parties agree that Sections 1, 8, 10, 11 and 12 through 25 will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

26. Right to Perform Similar Services. Notwithstanding anything in this Agreement to the contrary, Enova and shall have the right to perform services (including, without limitation, services similar to the Underwriting Services that employ the Enova Platform and any credit underwriting model other than the Credit Underwriting Model) on behalf of any other third party during the term of this Agreement.

27. Restrictions on Disclosure of Credit Underwriting Model. Cash America acknowledges that the Credit Underwriting Model contains Enova Proprietary Variables, which cannot be separated from the Credit Underwriting Model. In consideration of the limited license granted by Enova to Cash America to use the Enova Proprietary Variables, Cash America hereby covenants and agrees that it will not now, or at any time in the future for a period of five (5) years after the termination of this Agreement, directly or indirectly, divulge, reveal or communicate, either orally or in writing or in an electronic format, to any other person or to the public, the Credit Underwriting Model, except: (i) to a third party vendor that will perform similar services to the Services provided by Enova hereunder after termination of this Agreement (such third party vendor must agree to be bound by the restrictions applicable to Cash America in this Section 27 and may not offer products or services that compete directly with the Enova’s loan products); and (ii) to Cash America employees to the extent absolutely required in order to perform their respective job functions.

28. LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY HEREUNDER BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING LOST SALES OR PROFITS, IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE MAXIMUM TOTAL LIABILITY OF ENOVA TO CASH AMERICA (INCLUDING WITHOUT LIMITATION ENOVA’S INDEMNIFICATION OBLIGATIONS TO CASH AMERICA UNDER SECTION 11, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, SHALL BE LIMITED TO $3,000,000. IN ADDITION, THE MAXIMUM TOTAL LIABILITY OF CASH AMERICA TO ENOVA, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, SHALL BE LIMITED TO $3,000,000.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute this Agreement as of the Effective Date.

ENOVA INTERNATIONAL, INC.

By:
Name:
Title:

CASH AMERICA INTERNATIONAL, INC.

By:
Name:
Title: